Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
PROVED OIL AND GAS RESERVES AS OF DECEMBER 31, 2008
AND NON CASH IMPAIRMENT CHARGES

FRISCO, TEXAS, February 5, 2009 --  Comstock Resources, Inc. ("Comstock" or the "Company")(NYSE:CRK) announced today that Comstock's proved oil and natural gas reserves as of December 31, 2008 are estimated at 524 billion cubic feet ("Bcf") of natural gas and 9.7 million barrels of crude oil or 582 Bcf equivalent of natural gas ("Bcfe"), as compared to total proved reserves as of December 31, 2007 of 651 Bcfe, excluding the 398 Bcfe in proved reserves attributable to Bois d'Arc Energy which was sold in August 2008 to Stone Energy Corporation.  Natural gas reserves account for 90% of total proved reserves and 67% of the total proved reserves were classified as proved developed at the end of 2008.  Comstock operates 85% of the proved reserve base.  The present value, using a 10% discount rate, of the future net cash flows before income taxes of the estimated proved oil and natural gas reserves (the "PV 10 Value") at the end of 2008 is approximately $820 million using year end December 31, 2008 oil and natural gas prices of $34.49 per barrel for oil and $5.33 per Mcf for natural gas.  The PV 10 Value is different than the standardized measure of discounted estimated future net cash flows which is calculated after income taxes.

Comstock produced 59.9 Bcfe in 2008 and divested of 58.8 Bcfe in 2008 of proved reserves relating to certain non-core properties.  The proved reserves at December 31, 2008 were negatively impacted by downward revisions of 52.8 Bcfe.  These revisions were primarily the result of the lower crude oil and natural gas prices used at December 31, 2008 to determine whether the production or development of future reserves would be economic.  Using twelve-month average prices as of the first day of each month for crude oil and natural gas prices realized by the Company in 2008 of $78.09 per barrel and $8.32  per Mcf, the Company's proved reserves would increase to 617 Bcfe with a PV 10 Value of $1.8 billion.  For the three months ending December 31, 2008, Comstock's average realized crude oil price was $52.16 per barrel and average realized natural gas price (including hedging gains) was $6.44 per Mcf, reflecting weaker differentials from NYMEX market prices than the Company experienced in the first three quarters of 2008.

Comstock spent approximately $426.1 million in 2008 on exploration and development activities which added 102.4 Bcfe to its proved reserve base.  Capital expenditures of $116.0 million in 2008 relate to the acquisition of unevaluated leases primarily in the emerging Haynesville Shale play in East Texas and North Louisiana.

The decrease in the proved reserve base in 2008 from the decline in crude oil and natural gas prices has increased the Company's depletion, depreciation and amortization ("DD&A") unit of production rate.  The Company's average per unit DD&A rate for the three months ended December 31, 2008 is estimated to be $3.34 per Mcf equivalent ("Mcfe") as compared to the third quarter average rate of $3.07 per Mcfe.

The Company also announced that the recent declines in crude oil and natural gas prices and the significant decline in the value of equity securities that began during the latter part of 2008 and have continued into early 2009, will result in the recognition of impairment charges during the fourth quarter of 2008 for Comstock's investment in Stone Energy Corporation.  The Company currently expects to recognize an other than temporary impairment of its investment in Stone Energy of approximately $162.6 million ($105.8 million after income taxes).  The Company will also have an impairment of $0.9 million ($0.6 after income taxes) attributable to certain producing oil and gas properties.  These non-cash charges will be reported in income from continuing operations in the Company's financial and operating results.

Comstock Fourth Quarter and Full Year 2008 Earnings Conference Call

Comstock has scheduled a conference call for Tuesday, February 10, 2009 at 9:30 a.m. CST (10:30 a.m. EST) to discuss fourth quarter and full year 2008 financial and operating results.  To access, dial (800) 599-9795 before the call begins.  Please reference Passcode 13456712.  International callers may also participate by dialing (617) 786-2905.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until Tuesday, February 17, 2009.  To access the replay, please dial (888) 286-8010 and reference Passcode 42281507.  International callers may listen to a playback by dialing (617) 801-6888.  In addition, the call will be webcast live on Comstock's website at http://www.comstockresources.com.  A replay of the call will also be available at that site.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.